Exhibit 99.1

Montage Receives Nasdaq Extended Stay

SHANGHAI, China, October 23, 2014 – Montage Technology Group Limited (Nasdaq: MONT) (“Montage” or the “Company”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today announced that on October 21, 2014, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, pursuant to a request submitted by the Company on October 8, 2014, The Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request to extend the automatic 15-day stay of suspension of trading in the Company’s ordinary shares pending the hearing on the merits of the Company’s appeal scheduled for November 6, 2014 and a final determination regarding the Company’s listing status thereafter. The Company plans to provide an update regarding its continued listing on NASDAQ once a decision has been issued by the Panel.

About Montage Technology Group Limited

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Forward Looking Statements

This current report on Form 8-K contains “forward-looking” statements about the Company’s plans, expectations and beliefs. Forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors, including if the Company determines it requires additional time to complete and review its Forms 10-K and 10-Q or other factors described under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update these statements as a result of new information or future events, except as may be required by law.

Company Contact:

Montage Technology Group Limited

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8618

E: ir@montage-tech.com

Investor Relations Contact:

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 972-239-5119 ext. 125

E: mkreps@sheltongroup.com